Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Muni Funding Company of America, LLC
We consent to the use of our report dated February 22, 2010, with respect to the consolidated statements of assets and liabilities, including the consolidated schedule of investments of Muni Funding Company of America, LLC as of December 31, 2009, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2009, included herein, and to the reference to our firm under the heading “Experts” in the Amendment No. 3 to the Registration Statement (File No. 333-166815) on Form S-1.

/S/ KPMG LLP

New York, New York
December 15, 2010